EXHIBIT 10.42

NEWPAGE CORPORATION

January 8, 2007

Mr. Matthew L. Jesch

10833 Waterbury Ridge Lane

Dayton, OH 45458

Dear Matt:

The purpose of this letter agreement (“Agreement”) is to acknowledge and set forth the terms of our agreement regarding the termination of your employment under the Employment Letter Agreement between NewPage Corporation (“Company”) and you dated May 2, 2005 (“Employment Agreement”). Capitalized terms defined in the Employment Agreement have the same meaning when used in this Agreement unless otherwise indicated.

1.	You confirm that your last day of employment with the Company will be January 31, 2007 (“Termination Date”). Effective as of the Termination Date, you will be deemed to have resigned from your position as Vice President, Chief Financial Officer and Assistant Secretary of the Company. In addition, effective as of the Termination Date, you will be deemed to have resigned from all other offices, directorships, and fiduciary capacities held with or on behalf of the Company and its subsidiaries and affiliates or any with benefit plan sponsored by any of them. Except as set forth in this Agreement, the Employment Agreement and the Term (as defined in the Employment Agreement) will terminate on the Termination Date.

2.	In consideration of the performance of your obligations in this Agreement and in full satisfaction of the Company’s obligations to you pursuant to the Employment Agreement and otherwise, but subject to Paragraph 3 below:

(a)	The Company will pay you accrued but unpaid Base Salary through the Termination Date, payable in accordance with the Company’s normal payroll practices.

(b)	The Company will pay you $307,622.41 (i.e., two times your Base Salary minus the original purchase price paid by you for your Paper Class A Common Percentage Interests).

(c)	The Company will pay you $24,880 for five weeks of accrued but unused 2007 vacation.

Mr. Matthew L. Jesch

January 8, 2007

(d)	The Company will pay you a pro rata bonus for 2007 of $4,583 (1/12 of your 2006 incentive bonus).

(e)	The Company will continue to provide you welfare benefits under the Company’s welfare benefit plans for 24 months following the Termination Date, so long as you continue to pay the employee cost sharing payments in connection with those benefits. If you elect to continue to receive benefits under the Company’s welfare benefits plans while you are employed by another employer, the welfare benefits under the Company’s welfare benefit plans will be secondary to those provided under the welfare benefit plans of your new employer.

(f)	The Company will provide you at its expense with outplacement services through Right Management in Dayton, Ohio, for a period of up to one year following the Termination Date.

(g)	You will receive all other accrued vested benefits to which you are entitled under the terms of the Company’s employee benefit plans in accordance with the provisions of those plans.

3.	The Company’s obligations under Paragraphs 2(b) through 2(d) above are contingent upon your signing and not revoking the form of General Release attached to this Agreement as Appendix A (the “Release”). The Company will make the payments described in Paragraphs 2(b) through 2(d) in a lump sum to you following expiration of the applicable revocation period contained in the Release.

4.	Sections 6, 7 and 8 of the Employment Agreement will remain in full force and effect subsequent to the Termination Date and will survive the termination of the Employment Agreement. You represent and warrant that you have complied with the provisions of Section 7 of the Employment Agreement as of the date you execute this Agreement.

5.	All payments by the Company described in this Agreement will be reduced by all applicable taxes and other amounts that the Company is required to withhold under applicable law.

6.	The Company acknowledges and agrees that the payments provided in this Agreement are not subject to mitigation or offset.

7.	This Agreement will be binding upon and inure to the benefit of you and the Company and your and its respective affiliates, predecessors, successors, personal representatives, and assigns.

8.	This Agreement and the Release represent the entire agreement of the parties with respect to its subject matter, superseding all prior agreements, understandings, discussions, or communications concerning this Agreement or its subject matter, and may be modified or amended only in writing signed by you and by an authorized representative of the Company.

Mr. Matthew L. Jesch

January 8, 2007

9.	Either party’s waiver of any breach of this Agreement by the other party or failure to exercise any available right or remedy will not be deemed a waiver of any further breach of this Agreement by either party or as precluding the availability of that right or remedy on a different occasion.

10.	If any provision of this Agreement is declared invalid or unenforceable by a count of competent jurisdiction, such invalidity or unenforceability shall not affect or impair the remaining provisions of this Agreement.

11.	This Agreement will be governed by the laws of the State of New York without regard to principles of conflicts of law.

NEWPAGE CORPORATION

By:	/s/ Mark A. Suwyn
Name:	Mark A. Suwyn
Title:	Chairman and CEO

ACCEPTED AND AGREED:

/s/ Matthew L. Jesch
Matthew L. Jesch

Date: January 31, 2007

APPENDIX A

GENERAL RELEASE

For good and valuable consideration, receipt whereof is hereby acknowledged, Matthew L. Jesch (“Executive”), individually and on behalf of his respective heirs, executors, administrators, representatives, agents, attorneys and assigns (the “Executive Releasor”), hereby irrevocably, fully and unconditionally releases and forever discharges NewPage Corporation, (the “Company”) and its affiliated companies, parents, subsidiaries, predecessors, successors, assigns, divisions, related entities and all of their present employees, officers, directors, trustees, shareholders, members, partners (as applicable), agents, investors, attorneys and representatives (the “Company Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Executive Releasor, has, or may hereafter have against the Company Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law, including but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq. and applicable labor and employment laws of the states of New York and Ohio. Notwithstanding the foregoing, the Executive’s release described herein shall be subject to the Company’s compliance with its obligations under Section 5.2 of the Employment Letter Agreement between the Company and the Executive, dated as of May 2, 2005 (the “Employment Agreement”) and nothing contained herein shall release the Company Released Parties from any obligations under any agreement relating to the grant, holding or disposition of equity, including, without limitation any equity purchase and/or any equityholders agreements. Notwithstanding the foregoing, Executive does not release and shall retain any claim (1) for indemnification and defense pursuant to the charter documents and bylaws of the Company or any Company Released Party, and (ii) under any insurance coverage available to Executive under any director’s and officer’s insurance policy or similar policy maintained by the Company or any Company Released Party.

In consideration of the obligations and representations of Executive, the Company hereby irrevocably, fully and unconditionally releases and forever discharges the Executive, from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which the Company, has, or may hereafter have against the Executive arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date hereof, including without limitation any and all matters relating to employment with the Company and its subsidiaries or affiliates, and the cessation thereof, other than any obligations of the Executive or terms set forth in Sections 6, 7, 8, and 10.10 of the Employment Agreement, which shall survive, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law. Notwithstanding the foregoing, the Company does not waive or release Executive from any obligations under this General Release or liability to Company Released Parties for any claims such Company Released Parties may have against the Executive arising out of the Executive’s gross negligence or willful misconduct.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS DOCUMENT

INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive acknowledges that he has been given the opportunity to review and consider this General Release for twenty-one (21) days from the date he received a copy. If he elects to sign before the expiration of the twenty-one (21) days, Executive acknowledges that he will have chosen, of his own free will without any duress, to waive his right to the full twenty-one (21) day period.

Executive may revoke this General Release after signing it by giving written notice to the General Counsel of the Company, within seven (7) days after signing it. This General Release, provided it is not revoked, will be effective on the eighth (8th) day after execution.

Executive acknowledges that he has been advised to consult with an attorney prior to signing this General Release.

Executive is signing this General Release knowingly, voluntarily and with full understanding of its terms and effects. Executive is signing this General Release of his own free will without any duress, being fully informed and after due deliberation. Executive voluntarily accepts the consideration provided to him for the purpose of making full and final settlement of all claims referred to above.

Executive acknowledges that he has not relied on any representations or statements not set forth in this General Release. Executive will not disclose the contents or substance of this General Release to any third parties, other than his attorneys, accountants, or as required by law, and Executive will instruct each of the foregoing not to disclose the same.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this General Release as of January 31, 2007.

EXECUTIVE		NEWPAGE CORPORATION

/s/ Matthew L. Jesch		By:	/s/ Mark A. Suwyn
Name:	Matthew L. Jesch	Name:	Mark A. Suwyn
		Title:	Chairman and CEO

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